UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2023

FUTURE OF HOUSING FUND, INC.

(Exact name of issuer as specified in its charter)

Maryland	92-3211276
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
4600 Campus Drive, Suite 201, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip code)

(949) 606-9897

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words such as “outlook,” “anticipate,” “believe,” “seek,” “estimate,” “expect,” “intend,” “continue,” “can,” “may,” “plan,” “potential,” “project,” “should,” “could,” “will,” “would” and similar expressions or statements and the negatives of those expressions or statements are intended to identify forward-looking statements. Such statements include, but are not limited to, any statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause our actual results or performance or achievements to differ materially from those projected or anticipated that we express or imply in this Annual Report. Therefore, such statements are not intended to be a guarantee of our performance in future periods.

The forward-looking statements in this Annual Report represent our management’s current expectations and assumptions based on information available as of the date of this Annual Report. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers should carefully review these risks, as well as the additional risks described in other documents we file from time-to-time with the Securities and Exchange Commission (“SEC”). In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information, which speaks only as of the date of this Annual Report.

•	Risks associated with inflation and its impact on real estate and financial markets;

•	Risks associated with ongoing military conflicts in areas such as Ukraine and Israel, and related consequences;

•	Risks associated with recent and potential future public health crises, pandemics, epidemics and other infectious illness outbreaks;

•	Risks of security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems, could adversely affect our business and results of operations;

•	Risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets;

•	Rising interest and insurance rates;

•	Legislative or regulatory changes, including changes to laws governing tenant businesses, construction and real estate investment trusts;

•	Changes in government regulations over the operation of the businesses of our future tenants;

•	Our dependence upon our Advisor;

•	The financial condition and liquidity of, or disputes with, any joint venture partners;

•	Changes in U.S. generally accepted accounting principles (“GAAP”);

•	Potential liability for uninsured losses and environmental liabilities;

•	Potential need to fund improvements or other capital expenditures out of operating cash flow;

•	Failure to qualify as a REIT;

•	Adverse legislative or regulatory tax changes;

•	Our limited operating history;

•	Our inability to attain or maintain profitability; and

•	Our failure to generate cash flows sufficient to meet our debt service obligations or pay any future dividends to stockholders.

ITEM 1. BUSINESS

The Company

The Future of Housing Fund, Inc. (“we,” “us,” “our” or the “Company”) is a Maryland corporation, incorporated on March 30, 2023, that intends to engage in the business of investing in for-rent single-family and multi-family residential housing communities, including but not limited to such communities populated by foldable transportable dwelling units (“BHU’s”) manufactured by Boxabl Inc. (“Boxabl”). Boxabl is a Las Vegas-based company created to bring building construction in line with modern manufacturing processes and whose goal is to develop BHU’s that could be completed in half the time and for half the cost of traditional construction. We are party to a Cooperation Agreement (“Cooperation Agreement”) with Boxabl whereby we have agreed to develop such communities, and under the Cooperation Agreement, we are obligated to pay Boxabl an initial fee from the proceeds of our offering and a share of ongoing revenues generated with respect to such BHU communities. The initial fee has not yet been paid.

We intend to generate revenues by leasing rental housing units and ultimately, by selling housing communities at a profit. There are no assurances or guarantees that we will be able to successfully lease housing units or sell communities at a profit. We plan to own substantially all of our assets and conduct our operations through wholly-owned special purpose subsidiaries. We may make our investments through the direct acquisition of individual assets, through joint venture or joint property ownership with related or third-party property owners, or through acquisitions of equity interests in other real estate investment trusts (“REITs”) or real estate companies. As of the date of this Annual Report, the Company has not made any investments.

Additional information about our business can be found in the Company’s Offering Circular, as amended, as filed with the SEC on September 28, 2023, as the same may be updated from time to time by our future filings under Regulation A (“Offering Circular” and “Offering”).

Elevate. Money, Our Advisor

We are externally managed by our advisor, Elevate.Money, Inc. (our “Advisor”). Our Advisor owns and operates the online investment platform www.elevate.money (the “Online Platform”), which allows investors to hold interests in real estate opportunities that may have been historically difficult to access for some investors. Organization and offering expenses incurred from our inception on March 30, 2023 through December 31, 2023 were partially paid by our Advisor. For the period ended December 31, 2023, the Company did not reimburse the Advisor for any organization and offering expenses. Our Advisor provides asset management, marketing, investor relations and other administrative services on our behalf. Accordingly, we do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by us. Our Advisor has the authority to make all of the decisions regarding our investments, subject to the limitations in our operating agreement and the direction and oversight of our Advisor’s investment committee and of our Board of Directors.

BOXABL

Boxabl is a Las Vegas-based company created to bring building construction in line with modern manufacturing processes and whose goal is to develop BHU’s that could be completed in half the time and for half the cost of traditional construction. The BHU’s are room modules that ship to site at a low cost and can be stacked and connected to build most any shape and style of finished buildings. The first BHU product available for sale is the 20’x20’ “Casita” and features a full-size kitchen, bathroom, and living area. There is significant market interest for BHU’s and Boxabl has received reservations of interest for over 150,000 BHU’s. Neither the Company nor our Advisor owns any interests in Boxabl, except to the extent set forth in the Cooperation Agreement.

We are party to a Cooperation Agreement with Boxabl whereby we have agreed to develop BHU communities, and, under the Cooperation Agreement, we have a right of first refusal to purchase a minimum of 10% of Boxabl’s ongoing production of BHU’s, at a price no greater than the market rate for such BHU’s, for installation in such communities. We are also obligated to pay Boxabl an initial fee of $100,000 from the proceeds of this offering, 5% of all gross revenues derived from BHU communities developed, and 1% of the gross purchase price of each BHU within the BHU community sold to a third party. Under the Cooperation Agreement, we, through our Advisor, also have to develop a marketing plan for the BHU communities we develop, and subject to Boxabl’s approval, implement such plan.

REIT

We intend to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2024, but our qualification may be delayed depending on our ability to meet the requirements. There are several legal pre-conditions to qualify for REIT status for federal income tax purposes, and we may not meet all of these pre-conditions by December 31, 2024, or ever.

In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate investments;
•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate assets;
•	pays dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and
•	avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Further information about the Company’s shares is available under the heading “U.S. Federal Income Tax Considerations” in our latest Offering Circular.

INVESTMENT OBJECTIVES AND CRITERIA

Overview

We expect to use a substantial amount of the net proceeds from our offering to primarily invest in BHU’s and BHU or other manufactured housing and modular housing communities accommodating multiple BHU’s or other manufactured or modular housing units in an average value size in the $3 million to $5 million range. We may also directly or indirectly invest in non-affiliated entities that own or are developing manufactured housing and modular housing communities that may be populated with housing units other than BHU’s.

Our goal is to generate a relatively predictable and stable current stream of income for investors and the potential for long-term capital appreciation in the value of our investments. We may make our investments through the acquisition of individual assets, through joint venture or joint property ownership with related or third-party property owners, or through acquisitions of equity interests in other REITs or real estate companies.

We plan to diversify our portfolio by geography, investment size and investment risk with the goal of acquiring a portfolio of BHU communities that provides attractive and stable returns to our stockholders. Although we have no plans at this time to change any of our investment objectives, our board of directors may change any and all such investment objectives, if it believes such changes are in the best interests of our stockholders. We intend to notify our stockholders of any change to our investment policies by disclosing such changes in a public filing such as an Offering Circular supplement, or through a filing under the Securities Exchange Act of 1934, as amended, as appropriate. We cannot assure you that our policies or investment objectives will be attained or that the value of our common stock will not decrease.

Primary Investment Objectives

Our primary investment objectives are:

•	to provide you with attractive and stable cash distributions; and

•	to preserve and return your investment.

Though we intend to make monthly distributions to our stockholders from funds from our operations, we may be unable or limited in our ability to make distributions to you.

While initial purchases of investments will be funded with funds received from the sale of shares, we anticipate incurring mortgage debt (not to exceed 75% of total investment cost) and pledging such investments as security for that debt to obtain funds to acquire additional properties.

General Acquisition and Investment Policies

We will seek to make investments that satisfy the primary investment objective of providing long-term capital appreciation and regular cash distributions to our stockholders. We believe that we are most likely to meet our investment objectives through the careful selection of assets.

Our Advisor has substantial discretion with respect to the selection of specific properties for development into BHU communities. However, acquisition parameters will be established by our board of directors and potential acquisitions outside of these parameters will require approval by our board of directors. In selecting a potential property for acquisition, we and our Advisor consider a number of factors, including, but not limited to, the following:

•	projected demand in the area;

•	a property’s geographic location and type;

•	proposed purchase price, terms and conditions;

•	historical financial performance;

•	a property’s physical location, visibility, curb appeal and access;

•	potential for capital appreciation;

•	demographics of the area, neighborhood growth patterns, economic conditions, and local market conditions;

•	potential capital reserves required to maintain the property;

•	the potential for the construction of new properties in the area;

•	evaluation of title and obtaining of satisfactory title insurance; and

•	evaluation of any reasonable ascertainable risks such as environmental contamination.

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds of this offering. We expect to make investments valued at $3 million to $5 million in the early years of our operations, in order to achieve diversity in our BHU community portfolio.

Our Borrowing Strategy and Policies

We may incur our indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties, and publicly or privately placed debt instruments or financing from institutional investors or other lenders, including our Advisor. We may obtain a credit facility or separate loans for each acquisition. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to fund repurchases of our shares or to provide working capital. To the extent we borrow on a short-term basis, we may refinance such short-term debt into long-term, amortizing mortgages once a critical mass of properties has been acquired and to the extent such debt is available at terms that are favorable to the then in-place debt.

There is no limitation on the amount we can borrow for the purchase of any individual property. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets, and we intend to utilize up to 75% leverage in connection with our acquisition strategy. When calculating our use of leverage, we will not include temporary, unsecured borrowing for property acquisitions under a revolving credit facility (or similar agreement).

We may borrow amounts from our Advisor or its affiliates only if such loan is approved by a majority of our directors not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.

We may re-evaluate and change our debt strategy and policies in the future without a stockholder vote. Factors that we could consider when re-evaluating or changing our debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to equity in connection with any change of our borrowing policies.

Acquisition Structure

Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title or interests in entities that own and operate properties that meet our investment criteria.

We will make acquisitions of our real estate investments directly or indirectly through limited liability companies or limited partnerships, or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership arrangements with other owners of properties, affiliates of our advisor or other persons. We intend to present our financial statements on a consolidated basis.

Investments

Our Advisor will be continually evaluating various potential investments and engaging in discussions and negotiations with sellers regarding the purchase of investments for us. At such time while our offering is being conducted, if we believe that a reasonable probability exists that we will acquire a specific investment, our Offering Circular will be supplemented to disclose the negotiations and pending material acquisition of such investment. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to our Offering Circular will also describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this Offering Circular or other public available announcement, if appropriate. The disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase. We expect to possess what we believe will be adequate insurance coverage for all properties in which we invest.

Conditions to Closing Acquisitions

Our Advisor performs a diligence review on each investment that we purchase. As part of this review, our Advisor in most if not all cases of direct property acquisitions, obtains an environmental site assessment for each proposed acquisition (which at a minimum includes a Phase I environmental assessment). We will not close the purchase of any property unless we are generally satisfied with the environmental status of the property. We will also generally seek to condition our obligation to close the purchase of any investment on the delivery of certain documents from the seller. Such documents include, where available and appropriate:

•	property surveys and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, flood zone studies, if available;

•	licenses, permits, maps and governmental approvals;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and

•	liability and title insurance policies.

Co-Ownership Investments

We may acquire some of our properties in the form of a co-ownership, including but not limited to tenants-in-common and joint ventures, some of which may be entered into with future affiliates of our Advisor. Among other reasons, we may want to acquire properties through a co-ownership structure with third parties or affiliates in order to diversify our portfolio of properties in terms of geographic region or property type. Co-ownership structures may also allow us to acquire an interest in a property without requiring that we fund the entire purchase price or through the exchange for an interest in our existing properties. In addition, certain properties may be available to us only through co-ownership structures. In determining whether to recommend a particular co-ownership structure, our Advisor will evaluate the subject real property under the same criteria described elsewhere in our Offering Circular.

We may enter into joint ventures with affiliates of our Advisor for the acquisition of properties, but only provided that:

•	a majority of our directors not otherwise interested in the transaction approve the transaction as being fair and reasonable to us; and

•	the investments by us and such affiliate are on substantially the same terms and conditions.

To the extent possible and if approved by our board of directors we will attempt to obtain a right of first refusal or option to buy the property held by the co-ownership structure and allow such co-owners to exchange their interest for interests in our other properties. Entering into joint ventures with affiliates of our advisor will result in certain conflicts of interest. See “Conflicts of Interest” in our Offering Circular.

Employees

As of December 31, 2023, we had no personnel employed by us. All executive personnel acting on our behalf are employees of our Advisor.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Legal Proceedings

From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. The Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Government Regulations

Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. See “Risks Related to Compliance and Regulation” in our Offering Circular.

Disposition Policies

We generally intend to hold each investment for an extended period. However, we may sell an investment at any time if, in our judgment, the sale is in the best interests of our stockholders.

The determination of whether a particular investment should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance. In connection with our sales, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. Some of these risks are outlined under the heading “Risk Factors” in our Offering Circular. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common stock.

Investment Limitations

We will adhere to numerous limitations with respect to the manner in which we may invest our funds. We will not:

•	Invest in commodities or commodity future contracts;

•	Invest in indebtedness (“junior debt”) secured by a mortgage on real property which is subordinate to the lien of other indebtedness (“senior debt”), except where the amount of such junior debt, plus the outstanding amount of the senior debt, does not exceed 90% of the appraised value of such property, and if after giving effect thereto, the value of all such investments (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our tangible assets. The value of all investments in our junior debt which does not meet the aforementioned requirements would be limited to 10% of our tangible assets (which would be included within the 25% limitation);

•	Invest in contracts for the sale of real estate;

•	Engage in any short sale, or borrow, on an unsecured basis unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;

•	Engage in trading, as compared with investment activities;

•	Acquire securities in any entity holding investments or engaging in activities prohibited by this section; or

•	Engage in underwriting or the agency distribution of securities issued by others.

Certain Activities

In addition to the limitations discussed above, while the Company does not have any specific policies in place with respect to the following activities, it does not currently have any intention to:

•	Issue senior securities;

•	Make loans to other people, except for loans to purchasers of BHU’s; or

•	Invest in the securities of other issuers for the purpose of exercising control.

The Company’s intentions with respect to these activities however may be changed by its officers and directors without a vote of the stockholders. If the Company’s intentions change with respect to these activities, the Company will update this Offering Circular through the filing of a supplement.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. For more information, see “Statements Regarding Forward-Looking Information”. Unless otherwise indicated, the latest results discussed below are as of December 31, 2023.

Overview

Future of Housing Fund, Inc. (the “Company”) was incorporated on March 30, 2023, under the laws of the State of Maryland. The Company is a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) and is offering up to 7,500,000 shares of common stock for a price currently equal to $10.00 per share and a par value of $0.01 per share. The Company was formed to primarily develop, own and operate communities populated by foldable transportable dwelling units (“BHU’s”) manufactured by Boxabl Inc. (“Boxabl”). The Company’s overall objective is to invest in real estate assets with a view towards creating long-term value growth and also making regular cash distributions.

Future of Housing Fund, Inc. (the “Company”) was incorporated on March 30, 2023 but had no revenues from operations from that date through December 31, 2023. Organization and offering expenses incurred through December 31, 2023 were partially paid by Elevate.Money, Inc., our Advisor.

Our offering statement to engage in an offering of our common stock pursuant to Regulation A was initially qualified on July 14, 2023. We have had de minimis operations to date as we prepare for our first investments.

We plan to use proceeds from our offering for investments that meet our criteria, including costs and fees associated with such investments, and in particular in connection with the development of BHU communities pursuant to our Cooperation Agreement with Boxabl. Investments in BHU communities will include development costs which include the purchase and lease of one or more tracts of land, the design of the community, obtaining all necessary governmental licenses and permits required for the design, construction and operation of the BHU communities, and all property and site work, utility development, BHU siting and deployment, roads, sidewalks, landscaping, common facilities, utility hook-ups and landscaping. We will also use proceeds to pay for expenses related to development of a marketing plan including the design, scripting and layout of materials and content for such broadcast, print, online, social network and out of home media channels.

The Company intends to qualify as a real estate investment trust for federal income tax purposes beginning with our taxable year ending December 31, 2024, but our qualification may be delayed depending on our ability to meet the requirements. There are several legal pre-conditions to qualify for REIT status for federal income tax purposes, and we may not meet all of these pre-conditions by December 31, 2024, or ever.

The Company is externally managed by our Advisor. The Company and its Advisor have engaged Lalutosh Real Estate, LLC, a wholly owned affiliate of the Advisor, to provide various real estate services.

Results of Operations

Revenues. The Company had no investment activity in 2023 and thus generated no revenues.

Expenses. During the year ended December 31, 2023, the Company recognized $182,285 of total operating cost.

Net loss. The Net loss for the year ended December 31, 2023 was $182,285.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct operations. Our cash requirements for operating and interest expenses will be funded by offerings of shares of commons stock, internally generated funds or funds from the Advisor. As of the date of this annual report, we have raised approximately $80,000 under the Offering a portion of which has been used as retainers for third party service providers and consultants and the balance of which remains as cash in our bank account. In order to execute our intended investment strategy, we will need to raise significant additional funds.

Generally, our cash requirement for property acquisitions, debt payments and refinancings, capital expenditures and other investments will be funded by bank borrowings from financial institutions, mortgage indebtedness on our properties, assets sales and internally generated funds or offerings of shares of common stock. We expect that any future debt financing and other liabilities, excluding the use of any acquisition lines of credit, will be up to 75% of the cost of all of our real estate investments and the cost of other tangible assets (before deducting depreciation or other non-cash items). We may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Our debt financing strategy is described in greater detail under “Investment Objectives and Criteria – Our Borrowing Strategy and Policies” above. We currently do not have any bank borrowings or mortgage indebtedness in place, other than a line of credit from our Advisor in the principal amount of $1,000,000, which matures on May 5, 2024. We currently have no outstanding borrowings under such line of credit. Our only other source of funds is our offering. As of December 31, 2023, we have not made any investments.

If we are unable to raise a sufficient amount in gross offering proceeds, we may not be able to make any investments or may make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in our offering. Our inability to raise sufficient funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We have made no distributions to date and will be unable to make distributions for the foreseeable future.

We did not pay our Advisor any fees in 2023, nor did we accrue any fees to our Advisor for 2023.

Cash Flows from Operating Activities

The cash used by operating activities of $1,116 for the period March 30, 2023 (Inception) through December 31, 2023 primarily reflects adjustments to our net loss of $182,285. The cash provided by operations was offset in part by cash used to fund changes in operating assets and liabilities of $181,169 for the period March 30, 2023 (Inception) through December 31, 2023 primarily due to increase in accounts payable and accrued liabilities.

Cash Flows from Investing Activities

The Company did not engage in investing activities in 2023.

Cash Flows from Financing Activities

Net cash provided by financing activities was $73,055 for the period March 30, 2023 (Inception) through December 31, 2023 which reflects the proceeds from issuance of common stock.

Off-Balance Sheet Arrangements

As of December 31, 2023, we had no off-balance sheet arrangements.

Going Concern

The Company has experienced a history of net losses and had an accumulated deficit of $182,285 as of December 31, 2023 which raises substantial doubt about the Company’s ability to continue as a going concern. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing.

Critical Accounting Policies

Our accounting policies conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

For further information regarding critical accounting policies on income tax, see Note 2 to the financial statements included in this Annual Report.

Trend Information

During the year ended December 31, 2023, global markets experienced significant volatility, driven by concerns over persistent inflation, rising interest rates, slowing economic growth and geopolitical uncertainty. Inflation persisted at multi-decade highs in many major economies around the world, prompting central banks to pursue monetary policy tightening actions that are likely to continue to create headwinds to economic growth.

Inflation remains elevated and has caused the Federal Reserve to raise interest rates through 2023. Any adverse changes in the global credit markets, such as those experienced in 2023 as a result of rising interest rates, could make it more difficult for us to obtain favorable financing. Our ability to generate attractive investment returns for our shareholders will be adversely affected to the extent we must pay increased interest rates on our financing and/or are unable to obtain favorable financing terms. If we are unable to obtain favorable financing terms, we may not be able to adequately leverage our portfolio, may face increased financing expenses or may face increased restrictions on our investment activities, any of which would negatively impact our performance.

Furthermore, inflation and fluctuations in interest rates have created further uncertainty for the economy and for our stockholders. Additionally, rising interest rates, increasing costs and supply chain issues may continue to dampen consumer spending and slow corporate profit growth, which may negatively impact equity values. It remains difficult to predict the full impact of recent changes and any future changes in interest rates or inflation.

ITEM 3. DIRECTORS AND OFFICERS

Information about our directors and officers

Our board is responsible for the management and control of our affairs. In addition, our board has a fiduciary duty to our stockholders to supervise our relationship with our Advisor, who shall manage our day-to-day operations and our portfolio of real estate investments. Our board will approve our investments in the properties and oversee our operations.

We have provided below certain information about our current executive officers and directors. We currently have no independent directors.

Name(1)	Age	Positions	Term of Office(2)
Harold Hofer (3)	68	Acting Interim Chief Executive Officer, and Director	June 22, 2020 to September 26, 2022; September 27, 2023 to present

Shital Patel	42	Chief Financial Officer and Director	Since Inception

(1)	The address of each executive officer and director listed is 4600 Campus Drive, Suite 201, Newport Beach, California 92660.

(2)	Indicates the commencement date of the executive officer’s or director’s service with us.

(3)	Mr. Hofer will not receive any compensation from us in connection with the performance of his executive officer services or for serving as a director. Our Advisor will pay his compensation expenses, and we will not reimburse our Advisor for these expenses.

Mr. Harold Hofer.  Mr. Hofer is a principal of our Advisor and previously served as Chairman of our Board of Directors and Chief Executive Officer from June 2020 until September 2022. He was re-appointed as a director and Acting Chief Executive Officer after the unexpected resignation of our previous Chief Executive Officer, Mr. David Perduk in September of 2023. Mr. Hofer owns a substantial equity interest in our Advisor. Mr. Hofer has been a lawyer since 1980 and is an inactive member of the California State Bar. Mr. Hofer is a principal in a private investment fund known as REIT Opportunity Capital Advisors, or “ROCA”, which invests in the listed stocks of public REITs. He has participated in real estate transactions, as a principal and as a broker, valued in excess of $2 billion in his 30-year real estate career. Mr. Hofer has extensive underwriting, acquisition and management experience, and has asset managed multi-hundred million-dollar portfolios of owned properties.

Ms. Shital Patel. Ms. Patel has extensive experience in corporate finance and business strategy. Ms. Patel has been Chief Financial Officer of ATM.com, Inc., a cash-reward based personal data collection application, since February 2019, and Chief Financial Officer and advisory board member of NarrativeWave, Inc., a provider of advanced analytics and AI-powered solutions for the manufacturing industry since January 2019. Ms. Patel has also served Chief Financial Officer of Sriji Financial Services, LLC, a financial consultant, since November 2018.

Compensation of Officers and Directors

We did not pay our Advisor any fees in 2023, nor did we accrue any fees to our Advisor for 2023.

Mr. Hofer is not being compensated by the Company directly for his role as Acting Interim Chief Executive Officer. He is compensated as an employee of our Advisor for the services he provides to the Company, as well as other affiliates of our Advisor. Similarly, Ms. Patel is paid for her services as Chief Financial Officer by the Advisor as an hourly consultant.

Mr. Hofer is currently not being compensated to serve as director. We pay Ms. Patel, as a director, $5,000 per quarter in shares of our common stock. The shares issued to directors are restricted securities issued in private transactions in reliance on an exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and we have not agreed to file a registration statement with respect to registration of the shares issued to the independent directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.

As reported in our current report on Form 1-U filed September 28, 2023, our previous independent directors, Hanni Yong and Sahil Gandhi resigned from their positions as directors in September 2023. In the fiscal year ended December 31, 2023, Mr. Yong, Mr. Gandhi and Ms. Patel were paid an aggregate amount of $34,287 in shares of our common stock.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of December 31, 2023, each executive officer and director that beneficially owns more than 10% of the Company’s voting securities; all executive officers and directors as a group; and any other security holder who beneficially owns more than 10% of any class of the issuer’s voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, were as follows:

Name (1)	Amount and Nature of Beneficial Ownership	Percent of Class**
Officers and Directors:

All executive officers and directors as a group (2 persons)	1,550 shares of common stock*	14.4%

*	Consisting of: 50 shares held by Harold Hofer and 1,500 shares held by Shital Patel.

**	Based on 10,732.5 shares outstanding as of December 31, 2023.

(1)	The address for all beneficial owners listed above is 4600 Campus Drive, Suite 201, Newport Beach, CA 92660.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Advisory and Real Estate Services Agreements

We have entered into an advisory agreement with our Advisor and a real estate services agreement with Lalutosh Real Estate, LLC, a wholly-owned subsidiary of our Advisor (“LRE”). Under the terms of the advisory agreement and the real estate services agreement, our Advisor and LRE, respectively, will use their best efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to these agreements, our Advisor and LRE manage our day-to-day operations and perform other duties, including, but not limited to, the following: (i) finding, presenting and recommending to us real estate investment opportunities consistent with our investment policies and objectives; (ii) structuring the terms and conditions of our investments, sales and co-ownerships; (iii) acquiring real estate investments on our behalf in compliance with our investment objectives and policies; (iv) arranging for financing and refinancing of our real estate investments; (v) entering into leases and management service contracts for our properties with experienced companies in the areas our properties are located; (vi) reviewing and analyzing our operating and capital budgets; (vii) assisting us in obtaining insurance; (viii) generating an annual budget for us; (ix) reviewing and analyzing financial information for each of our assets and the overall portfolio; (x) formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our real estate investments; (xi) performing investor-relations services; (xii) maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies; (xiii) engaging and supervising the performance of our agents, including registrar and transfer agents; and (xiv) performing any other services reasonably requested by us.

Additionally, we will reimburse our Advisor on a monthly basis for all of the costs incurred by our Advisor or its affiliates in connection with our organization and offering. After the termination of the primary offering, our Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur and for which our Advisor has been reimbursed exceed 3% of our gross offering proceeds from the primary offering and the distribution reinvestment plan.

If (i) we request that our Advisor perform services that are outside of the scope of the advisory agreement; or (ii) there are changes to the regulatory environment in which we and our Advisor operate that significantly increases the level of services performed by our Advisor, such that the costs and expenses borne by our Advisor for which it is not entitled to separate reimbursement, such services will be separately compensated at rates and in amounts as are agreed to by our advisor and our independent trust managers.

Our Advisor and LRE in their sole discretion may defer or waive any fee or reimbursement payable to them under their agreements with us. All or any portion of such fees or reimbursements not taken may be waived, or deferred without interest and paid when our Advisor determines.

The advisory agreement has a ten-year term but may be renewed for an unlimited number of successive ten-year periods upon the mutual consent of our Advisor and us. It is the duty of our board of directors, and more specifically, the executive committee made of independent directors, when such committee exists, to evaluate the performance of our Advisor before renewing the advisory agreement. The advisory agreement may be terminated by the Company (1) for “cause,” as defined in the advisory agreement, (subject to a 30 day cure period), (2) upon the bankruptcy of the Advisor, or (3) upon 60 days’ written notice if the Company no longer holds any property, or by the Advisor (1) upon 60 days’ written notice, (2) for “cause” (subject to a 30 day cure period), or (3) upon the bankruptcy of the Company.

In the event the advisory agreement is terminated, the Advisor will be entitled to receive its prorated management fee through the date of termination, and may trigger the reversion of the Cooperation Agreement. In addition, upon the termination or expiration of the advisory agreement, the Advisor will cooperate with us and take all reasonable steps requested to assist our board of directors in making an orderly transition of the advisory function. Any termination of the advisory agreement for cause would involve a difficult and lengthy process in concluding that the for cause standard had been met, which conclusion would be subject to challenge by our Advisor and could result in a protracted legal process.

Our Advisor and its affiliates expect to engage in other business ventures and, as a result, they will not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, our Advisor must devote sufficient resources to our business to discharge its obligations to us. Our Advisor may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

Officer Relationships to Advisors

Mr. Hofer, the Company's Acting Interim Chief Executive Officer, is also employed by our Advisor as the Chief Executive Officer and has stock options in our Advisor. Ms. Patel, the Company’s Chief Financial Officer, is also an hourly consultant with our Advisor.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

FUTURE OF HOUSING FUND, INC.

INDEPENDENT AUDITORS’ REPORT

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

To the Board of Directors and Management of
Future of Housing Fund, Inc.

Newport Beach, California

Opinion

We have audited the financial statements of Future of Housing Fund, Inc. (“the Company”) (a Maryland corporation), which comprise the balance sheet as of December 31, 2023 and the related statements of operations, stockholders’ equity, and cash flows for the period from March 30, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Future of Housing Fund, Inc. as of December 31, 2023, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Future of Housing Fund, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not started operations and funding is providing by an external advisor and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Future of Housing Fund, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Future of Housing Fund, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Future of Housing Fund, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

April 29, 2024

FUTURE OF HOUSING FUND, INC.

Balance Sheet

ASSETS
Current Assets:
Cash and equivalents	$71,939
Total Assets	71,939

TOTAL ASSETS	$71,939

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$146,882
Total Current Liabilities	$146,882

Stockholders' Equity
Common Stock, $0.01 par value, 7,500,000 authorized,
10,733 shares issued and outstanding as of December 31, 2023	$107
Preferred Stock, $0.01 par value, 7,500,000 authorized,
0 shares issued and outstanding as of December 31, 2023	-
Additional Paid-in-Capital	107,235
Net Loss	(182,285)
Total Stockholders' Equity	$(74,942)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$71,939

The accompanying notes are an integral part of these financial statements.

FUTURE OF HOUSING FUND, INC.

Statement of Operations

Period from March 30, 2023 (Inception) through December 31, 2023
REVENUE	$0

EXPENSES

General and administrative	182,285
Total Expenses	182,285

Net Loss	$(182,285)

Net loss per share, basic and diluted	(72.11)
Weighted average number of common shares outstanding, basic and diluted	2,528

The accompanying notes are an integral part of these financial statements.

FUTURE OF HOUSING FUND, INC.

Statement of Stockholders’ Equity

Period from March 30, 2023 (Inception) through December 31, 2023

				Cumulative	Total
	Common Stock		Additional	Dividends and	Stockholders’
	Shares	Amount	Paid-in-Capital	Net Losses	Equity
Balance, March 30, 2023	-	-	-	-	-
Issuance of common stock	10,733	107	107,235	-	107,342
Net loss	-	-	-	(182,285)	(182,285)
Balance, December 31, 2023	10,733	$107	$107,235	$(182,285)	$(74,942)

The accompanying notes are an integral part of these financial statements.

FUTURE OF HOUSING FUND, INC.

Statement of Cash Flows

Period from March 30, 2023 (Inception) through December 31, 2023
Cash Flows from Operating Activities
Net loss	$(182,285)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Shares issued for services	34,287
Change in operating assets and liabilities:
Changes in accounts payable and accrued liabilities	146,882
Net cash (used in) provided by operating activities	(1,116)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	73,055
Net cash provided by financing activities	73,055

Total (decrease) increase in cash	71,939
Cash at beginning of year	-
Cash at end of year	$71,939
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$-
Cash paid for interest	$-

The accompanying notes are an integral part of these financial statements.

FUTURE OF HOUSING FUND, INC.

Notes to Financial Statements

December 31, 2023

NOTE 1. BUSINESS AND ORGANIZATION

Future of Housing Fund, Inc. (the “Company”) was incorporated on March 30, 2023, under the laws of the State of Maryland. The Company is a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) and is offering up to 7,500,000 shares of common stock for a price currently equal to $10.00 per share and a par value of $0.01 per share. The minimum initial investment by any investor is 100 shares ($1,000), except this amount may be reduced to 50 shares ($500), in the Company’s sole discretion, if the investor also simultaneously buys or already owns 50 or more shares of Elevate.Money REIT I, Inc. another investment entity also advised by our advisor, Elevate Money, Inc. The Company was formed to primarily develop, own and operate modular housing communities populated by modular housing units developed by Boxabl, Inc. The Company’s overall objective is to invest in real estate assets with a view towards creating long-term value growth and also making regular cash distributions.

The Company intends to qualify as a real estate investment trust for federal income tax purposes beginning with our taxable year ending December 31, 2024. There are several legal pre-conditions to qualify for REIT status for federal income tax purposes, and we may not meet all of these pre-conditions by December 31, 2024, or ever.

The Company is externally managed by Elevate.Money, Inc. (“Advisor”). The Company and its Advisor have engaged Lalutosh Real Estate, LLC (“LRE”), a wholly owned affiliate of the Advisor, to provide various real estate services.

NOTE 2. BASIS OF PRESENTATION

The accompanying financial statement have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and includes all the disclosures required by generally accepted accounting principles.

Use of Estimates

To prepare a financial statement in conformity with GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the balance sheet and the disclosures provided, and actual results could differ. Although these estimates reflect management’s best estimates, it is at least reasonably possible that a material change to these estimates could occur in the near term.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Income Taxes

The REIT avoids the double taxation treatment of income that normally results from investment in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied, which, among others, include the requirement to pay dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). The Company intends, although is not legally obligated, to make regular monthly distributions to holders of its shares at least at the level required to maintain REIT status unless the results of operations, general financial condition, general economic conditions, or other factors inhibit the Company from doing so. Distributions are authorized at the discretion of Company’s board of directors, which is directed, in substantial part, by its obligations to cause the Company to comply with the REIT requirements of the Internal Revenue Code. If the Company fails to qualify for taxation as a REIT in any year after electing REIT status, its income will be taxed at regular corporate rates, and it may be precluded from qualifying for treatment as a REIT for the four-year period following its failure to qualify. Even if the Company qualifies as a REIT for federal income tax purposes, it may still be subject to state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

The REIT must pass these four tests annually in order to retain its special tax status:

1. Distribution test. The REIT must distribute at least 90 percent of its annual taxable income, excluding capital gains, as dividends to its stockholders.

2. Assets test. The REIT must have at least 75 percent of its assets invested in real estate, mortgage loans, shares in other REITs, cash, or government securities.

3. Income test. The REIT must derive at least 75 percent of its gross income from rents, mortgage interest, or gains from the sale of real property. And at least 95 percent must come from these sources, together with dividends, interest and gains on securities sales.

4. Stockholders test. The REIT must have at least 100 stockholders and must have less than 50 percent of its outstanding shares concentrated in the hands of five or fewer stockholders.

Recent Accounting Pronouncements

The Company has reviewed all the recent accounting pronouncements issued to the date of the issuance of this financial statement and does not believe any of these pronouncements have a material impact on the Company’s financial statement. Other recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) (including its Emerging Issues Task Force), did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not started operations and is funded by an external Advisor as needed.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

NOTE 4. STOCKHOLDER’S EQUITY

The Company is selling its common shares through a Tier II offering pursuant to Regulation A under the Securities Act of 1933, as amended, also known as “Reg A+” and it intends to sell the shares directly to investors and not through registered broker-dealers who are paid commissions. The minimum initial investment by an investor is 100 shares at a purchase price of $10 per share ($1,000), except this amount may be reduced to 50 shares ($500), in the Company’s sole discretion, if the investor also simultaneously buys or already owns 50 or more shares of Elevate.Money REIT I, Inc. another investment entity also advised by our advisor, Elevate Money, Inc. 7,000,000 common shares are being sold through the primary offering and 500,000 shares are being sold through the Company’s distribution reinvestment plan. The Company reserves the right to reallocate the shares of common stock it is offering between the primary offering and its distribution reinvestment plan. The maximum amount raised in the offering is $75,000,000.

Since our inception on March 30, 2023 through December 31, 2023, the Company commenced an offering of its Common Stock, issuing 7,305.50 shares of Common Stock at $10.00 per share, providing gross proceeds of $73,055. During this same period, the Company also issued 3,427 of Common Stock to its directors for services rendered, valued at $10.00 per share based on the selling price of the Common Stock in the same period.

As of December 31, 2023, the Advisor owns 100 shares of Company’s common stock for which it paid $1,000 at the $10.00 per share offering price, and common stock and additional paid in capital balances were $1 and $999, respectively. The Company’s executive officers and board members and affiliates, and its advisor and its affiliates, may purchase shares of common stock at the same price and terms as other investors.

The Company is not registered as an investment company under the Investment Company Act of 1940, as amended.

Common Stock - Voting Rights

The stockholders will be entitled to one vote for each share. The stockholders are entitled to vote on certain matters, including, but not limited to, the following: (i) the amendment or modification of the articles of incorporation, (ii) the amendment or repeal of the bylaws, and (iii) the removal of a director. The stockholders do not have any cumulative voting rights in the election of directors.

Preferred Stock

The Board of Directors authorized the Company to issue up to 7,500,000 shares of preferred stock at a par value of $0.01, in one or more classes or without approval of its common stockholders. The Company’s board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences, and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. The Company’s board of directors has no present plan to issue preferred stock but may do so at any time in the future without stockholder approval.

Ownership, Transfer Limitations, and Reporting Requirements

For so long as the Company remains a REIT, and except as otherwise provided in the Company’s charter, no person (as defined in the articles of incorporation) may own in excess of 9.8% of the outstanding shares. The articles of incorporation contain various restrictions on the investors’ ability to transfer shares. These restrictions are to help ensure that the Company remains qualified as a REIT. For instance, the investor will not be able to transfer shares if, after giving effect to the transfer, the Company would have fewer than 100 stockholders. Additionally, the investor cannot transfer shares if, after giving effect to the transfer, the Company would fail to qualify as a REIT by reason of being closely held. Additionally, should the investor own more than 5% of outstanding shares, or any lesser percentage as determined by the directors, the investor will be required to provide to the Company certain information concerning the ownership of shares.

No Preemptive Rights

Investors do not have any preemptive rights or any other preferential right of subscription for the purchase of any shares of any class or series or for the purchase of any securities convertible into shares of any class or series.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan pursuant to which its common stockholders may elect to have all of their dividends and other distributions reinvested in additional shares of our common stock in lieu of receiving cash distributions. No broker-dealer of record fees will be paid on shares sold under the distribution reinvestment plan. Participants in the distribution reinvestment plan will acquire common stock at a price per share equal to $10.00 per share or, when determined by the board of directors, the most recently published net asset value, or “NAV,” per share. The Company may amend, suspend, or terminate the distribution reinvestment plan for any reason at any time upon ten days’ notice to the participants.

Share Repurchase Program

The Company’s shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and it currently does not intend to list its shares. In order to provide its stockholders with some liquidity, it has adopted a share repurchase program that may enable them to sell their shares of common stock to the Company in limited circumstances. Stockholders have the ability to present for repurchase all or a portion of their shares to the Company in accordance with the procedures outlined in the share repurchase program.

Offering Sales Commissions and Fees

The Company will sell its shares of common stock to investors through Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), a registered broker-dealer and our broker-dealer of record for this offering, utilizing the Company’s online platform. The Company has agreed to pay Dalmore services compensation calculated monthly equal to: (i) 1% of the first $5,000,000 raised in the offering during the subject month, (ii) 0.75% for the next $2,500,000 raised in the offering during the subject month, (iii) 0.50% for the next $2,500,000 raised in the offering during the subject month, and (iv) 0.25% of any additional funds raised in excess of $10,000,000 in the Offering during the subject month. In addition, our Advisor has advanced certain upfront costs charged by Dalmore, that are regarded as organization and offering expenses that may be reimbursed to our Advisor by the Company, subject to certain reimbursement limitations.

NOTE 5. RELATED PARTY TRANSACTIONS

Our interim Chief Executive Officer, Harold Hofer, is a co-founder and large shareholder of our Advisor. Other than Mr. Hofer, our officers and directors collectively have a nominal (less than 1%) ownership interest in our Advisor.

Reimbursements, Fees and Subordinated Participation Fee

The Advisor will receive reimbursement for expenses incurred related to the organization and offering of the Company. The Company’s Advisor and LRE will receive compensation, subject to a cap, for services and reimbursement for expenses incurred by the Advisor and LRE relating to the management and operation of the properties.

Reimbursement of Organization and Offering

The Company will reimburse its Advisor on a monthly basis for organization and offering expenses. The Advisor is responsible for all of the Company’s organization and offering expenses including legal, accounting and marketing expenses. To the extent such expenses are initially borne by the Company, the Advisor will reimburse the Company for such expenses if they are organization and/or offering expenses. These expenses are then included in the organizational and offering expenses for which the Advisor is entitled to reimbursement. After the termination of the primary offering, the Advisor has agreed to reimburse the Company to the extent that the organization and offering expenses that that the Company incurred and for which the Advisor has been reimbursed exceed 3% of the Company’s gross offering proceeds from the primary offering and the distribution reinvestment plan.

Acquisition Fee

For each acquisition, the Company will pay LRE 3% of the cost of the investment. However, a majority of the directors not otherwise interested in the transaction may approve fees in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

REIT Management Fee

The Company will pay its Advisor 0.04166667% of the total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

Asset Management Fee

The Company will pay LRE 0.04166667% of the total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

Financing Coordination Fee

Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if LRE provides services in connection with the post-acquisition financing or refinancing of any debt that the Company obtains relative to properties or the REIT, the Company will pay LRE a financing coordination fee equal to 1% of the amount of such financing.

Disposition Fee

For substantial assistance in connection with the sale of properties or other investments, the Company will pay LRE 3.0% of the contract sales price of each property or other investment sold Advisor or its affiliates, the disposition fees paid to the Company and its affiliates and unaffiliated third parties may not exceed 6% of the contract sales price.

Subordinated Participation Fee

The Company will pay LRE a subordinated participation fee. The subordinated participation fee is an annually measured performance fee subordinated to payment to stockholders of at least a 8% cumulative, non-compounded return on the highest previous offering price to the public for our shares, after adjustment to reflect all return of capital distributions (such highest previous offering price the “Highest Prior NAV per share”, and such return the “Preferred Return”). The subordinated participation fee is only payable if the Preferred Return is achieved and is equal to the sum of: (i) 20% of the product of (a) the difference of (x) the Preliminary NAV per share minus (y) the Highest Prior NAV per share, multiplied by (b) the number of shares outstanding as of December 31 of the relevant annual period, but only if this results in a positive number, plus (ii) 20% of the product of (a) the amount by which aggregate cash distributions to stockholders during the annual period, excluding return of capital distributions, divided by the weighted average number of shares outstanding for the annual period, calculated on a monthly basis, exceed the Preferred Return (the “Excess Return”), multiplied by (b) the weighted average number of shares outstanding for the annual period, calculated on a monthly basis.

The Preferred Return is measured by all distributions to stockholders, except for the distribution of sale or financing proceeds which would act to reduce the stockholders’ investment basis, which are referred to herein as “return of capital” distributions.

The Advisor and LRE, at their sole election, may defer or waive reimbursements and fees otherwise due to it. A deferral or waiver of any fees or reimbursements may increase the cash available to make distributions to the Company’s stockholders. Because payment of the 8% preferred return is a condition that must be satisfied before the Advisor can receive the subordinated participation fee, deferral or waiver by the Advisor of any fees or reimbursements owed to it may result in the subordinated participation fee being paid to the Advisor at a time when the subordinated participation fee would otherwise not be paid, if the deferral or waiver results in having enough cash available to pay the preferred return. However, deferral of such fees or reimbursements will also create a corresponding liability for the deferred payments which will reduce NAV for the period.

Liquidation Fee

The Company will pay LRE a liquidation fee calculated from the value per share resulting from a liquidation event, including, but not limited to, a sale of all the properties, a public listing, or a merger with a public or non-public company. Such liquidation fee will be equal to 20.0% of the increase in the resultant value per share as compared to the Highest Prior NAV per share, if any, multiplied by the number of outstanding shares as of the liquidation date. The liquidation fee will be subordinated to payment to stockholders of the preferred return, pro-rated for the year in which the liquidation event occurs.

NOTE 6. MANAGEMENT'S EVALUATION OF SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 29, 2024, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in the financial statement.

ITEM 8. EXHIBITS

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Articles of Incorporation*
2.2	Bylaws*
3.1	Distribution Reinvestment Plan*
4.1	Form of Investment Form and Subscription Agreement*
6.1	Cooperation Agreement, dated effective as of February 22, 2023, by and between Boxabl Inc. and Elevate.Money, Inc.*
6.2	Assignment of Cooperation Agreement, dated May 5, by and between Elevate.Money, Inc. and Future of House Fund, Inc.*
6.3	Broker-Dealer Agreement, dated April 16, 2023, by and between Future of House Fund, Inc. and Dalmore Group, LLC.*
6.4	Advisory Agreement, dated May 5, 2023, by and among Future of House Fund, Inc. and Elevate.Money, Inc.*
6.5	Real Estate Services Agreement, dated May 5, 2023, by and among Future of House Fund, Inc.; Elevate.Money, Inc. and Lalutosh Real Estate, LLC*
6.6	Line of Credit, Promissory Note, dated May 5, 2023, with Elevate.Money, Inc.*
6.7	Form of Indemnification Agreement*
8.1	Form of Escrow Agreement for Securities Offering, by and between Future of House Fund, Inc. and North Capital Private Securities Corporation*
99.1	Executive Committee Charter*

* Incorporated by reference to that same exhibit number to the Issuer’s Offering Statement on Form 1-A, filed on May 9, 2023.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FUTURE OF HOUSING FUND, INC.

By:	/s/ Harold Hofer
Harold Hofer Acting Interim Chief Executive Officer May 1, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Harold Hofer	Acting Interim Chief Executive Officer and Director	May 1, 2024
Harold Hofer	(principal executive officer)

/s/ Shital Patel	Chief Financial Officer and Director	May 1, 2024
Shital Patel	(principal financial officer and principal accounting officer)